Exhibit 99.1

N	E	W	S	R	E	L	E	A	S	E

[King Pharmaceuticals Logo]

FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS ANNOUNCES RESOLUTION WITH MEDICAID AND OTHER GOVERNMENTAL PRICING PROGRAMS

Bristol, Tennessee, November 1, 2005 -- King Pharmaceuticals, Inc. (NYSE:KG) announced today that it has entered into definitive agreements with the U.S. Department of Justice, the U.S. Attorney’s Office for the Eastern District of Pennsylvania, the Office of Inspector General of the U.S. Department of Health and Human Services (HHS/OIG) and the U.S. Department of Veterans Affairs to resolve the previously-disclosed governmental investigations related to the Company's unintentional underpayment of rebates owed to Medicaid and other governmental pricing programs during the period from 1994 to 2002. The Company has reached similar agreements with 48 states and the District of Columbia, and has reached agreement with the National Association of Medicaid Fraud Control Units (NAMFCU) as to the terms on which King can resolve the claims of the one remaining state that participates in relevant healthcare programs. If approved by the United States District Court for the Eastern District of Pennsylvania, the agreements will fully resolve these matters.

"We are extremely pleased to report the execution of virtually all agreements necessary to finally resolve the Medicaid issues," said Brian A. Markison, President and Chief Executive Officer of King Pharmaceuticals. "While none of these issues resulted from intentional misconduct, we nevertheless have taken them very seriously and believe we have taken the necessary steps to avoid any recurrences. King has cooperated fully with the government since the Company was first informed of the previously reported inquiry by the U.S. Securities and Exchange Commission (SEC). Indeed, virtually all the matters resolved by these agreements were first identified and reported to the government by King."

All pharmaceutical companies that participate in federal and state Medicaid and other governmental pricing programs are required to perform calculations involving highly complex formulas and provide the results to the governmental authorities that administer the programs. These authorities then utilize the results in assessing rebate obligations to participants. Unintentional errors in the application of these complex formulas by King from 1994 to 2002 led to its underpayment of rebates owed to Medicaid and other governmental pricing programs.

Pursuant to the agreements with federal and state healthcare authorities, King will pay an aggregate of $124.1 million, plus interest accruing at the rate of 3.75% from July 1, 2005. This amount includes $62.1 million representing the agreed amount of underpayments to Medicaid and other governmental pricing programs from 1994 to 2002 and an equal amount to cover

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interest, costs, and penalties. The $62.1 million underpayment from January 1, 1994 to December 31, 2002 represents less than 1% of King’s total revenues during that period.

The Company accrued in prior years a total of $130.4 million in respect of its estimated underpayments to Medicaid and other governmental pricing programs and estimated settlement costs with all relevant governmental parties, which sum is classified as restricted cash and an accrued expense on King’s balance sheet. King believes that the existing accrual is sufficient to cover the full cost of all sums owed the federal and state governments pursuant to the agreements announced today, together with related obligations to reimburse the expenses of some of the parties.

King also has entered into a five-year corporate integrity agreement with HHS/OIG under which the Company is required, among other things, to keep in place its current compliance program, to provide periodic reports to HHS/OIG and to submit to audits relating to its Medicaid rebate calculations. This agreement will not affect King's ongoing business with any customers, including the federal and state governments.

As previously disclosed, the SEC has also been conducting an investigation relating to King's underpayments to governmental programs, as well as into the Company's previously disclosed errors relating to reserves for product returns. While the SEC's investigation is continuing with respect to the product returns issue, the Staff of the SEC has advised King that it has determined not to recommend enforcement action against King with respect to the aforementioned governmental pricing matter. The Staff notified King of this determination pursuant to the final paragraph of Securities Act Release 5310. Although the SEC could still consider civil charges against individuals currently or formerly associated with King in connection with the governmental pricing matter, King does not believe that any governmental unit with authority to assert criminal charges is considering any charges of that kind.

King continues to cooperate with the SEC's ongoing investigation. Based on all information currently available to it, King does not anticipate that the results of the SEC's ongoing investigation will have a material adverse effect on King, including by virtue of any obligations to indemnify current or former officers and directors.

The agreements with federal and state governments described above will not resolve any of the previously disclosed civil suits that are pending against King and related individuals and entities.

A total of $50.6 million of the $124.1 million resolution amount is earmarked for payment to 49 states and the District of Columbia. To date, King has received signed agreements from 48 states

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and the District of Columbia, which in the aggregate are allocated $50.4 million of the resolution amount.

Consummation of the federal agreement and some state agreements is subject to court approval. The federal action against King was filed under seal in the U.S. District Court for the Eastern District of Pennsylvania by an individual purportedly acting as a "relator" pursuant to the federal False Claims Act. King understands that the relator objects to the resolution provided in the federal agreement and that he may assert his right to a "fairness hearing," which might not take place before mid-2006. King believes that the relator will not object to the amount of the settlement, but instead will argue that he should be awarded a larger share of the proceeds than the government believes is appropriate. The relator's share, if any, would be paid solely by the government and would not affect the amount King is required to pay to resolve the matter.

The relator also filed claims in the U.S. District Court for the Eastern District of Pennsylvania against King purportedly on behalf of 13 states pursuant to the laws of those states. King believes that the relator also objects to King's settlement with those states, as well as to its proposed settlements with the other states, because of disagreements over the relator’s share of the states' proceeds. Resolution of the relator's claim for a share is not expected to increase King's settlement cost, but could delay consummation of some or all state settlement agreements until a hearing can be held, which might not take place before mid-2006.

King understands that the relator has filed a motion for preliminary injunction in the U.S District Court seeking to require that King's payments under the settlement agreements be held in the registry of the court pending a determination of the relator's share. King has not yet been served with this motion, but expects to vigorously oppose it. King expects that the federal government, and possibly some of the states, will also oppose the motion. King believes it is likely that the court will decide the relator's motion before year-end.

If the court were to grant the relator’s motion for a preliminary injunction or uphold any fairness objections raised by the relator, the affected governmental parties would not be required to consummate their settlement agreements. In that event, King believes that it is likely that most or all of the parties would enter into new agreements with King on substantially the same financial terms as the existing agreements, but can provide no assurance that they would do so.

The relator has also filed a claim in the U.S. District Court for the Eastern District of Pennsylvania seeking damages from King because of allegations that King improperly retaliated against the relator. King denies the allegations and will vigorously contest this action. Resolution of this claim will not delay consummation of the governmental settlements and is not expected to have a material adverse effect on King.

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About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the sufficiency of the Company’s existing accrual to cover the full cost of its obligations to the federal and state governments; statements pertaining to any future government action; statements pertaining to the final outcome of any ongoing government investigation of the Company or related individuals; and statements pertaining to the relator’s actions, claims, or objections and the likely outcome or effect of such actions, claims, or objections. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the execution and terms of any additional agreements necessary to fully resolve the federal and state governmental investigations; dependence on the Company’s compliance with the five-year corporate integrity agreement; dependence on the final results of any ongoing government investigations of the Company or any related individuals; and dependence on the final outcome and effect of any actions, claims, or objections of the relator. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ending December 31, 2004 and Form 10-Q for the second quarter ended June 30, 2005, which are on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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Contacts:
James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125
David E. Robinson, Senior Director, Corporate Affairs - 423-989-7045

EXECUTIVE OFFICES

KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620